SEVENTH AMENDMENT TO REIMBURSEMENT AGREEMENT

     THIS SEVENTH AMENDMENT TO REIMBURSMENT AGREEMENT (this "Amendment") is entered into as of March 4, 2004, by and between 3D SYSTEMS CORPORATION, a Delaware corporation ("Company"), and WELLS FARGO BANK, N.A., formerly know as Norwest Bank Colorado, N.A. ("Reimbursement Bank").

                                    RECITALS

     WHEREAS, Company and Reimbursement Bank have entered into that certain Reimbursement Agreement dated as of August 1, 1996, as amended from time to time ("Reimbursement Agreement") to provide for the reimbursement of a letter of credit issued to support the issuance of Mesa County, Colorado, Industrial Development Revenue Bonds in the principal sum of $4,900,000.00.

     WHEREAS, Company had been in default of at least one of the two financial covenants under the Reimbursement Agreement and Reimbursement Bank had agreed to waive compliance with such covenants until April 30, 2004 on the condition that Company provided the Reimbursement Bank with evidence of a proposal from another bank to replace the Letter of Credit and if not replaced, Company agreed to retire $1,200,000 of the Bonds.

     WHEREAS, Company is no longer in default of the financial covenants, and therefore Reimbursement Bank at this time will no longer require Company to replace the Letter of Credit or retire $1,200,000 of the Bonds.

     WHEREAS, Reimbursement Bank and Company have agreed to certain changes in the terms and conditions set forth in the Reimbursement Agreement and have agreed to amend the Reimbursement Agreement to reflect said changes.

     NOW, THEREFORE, for valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties here to agree that the Reimbursement Agreement shall be amended effective March 4, 2004, as follows:

     1. Section 5.3, is hereby amended by adding the following to the end of the section:

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          "Except as otherwise stated in this Agreement, all financial information provided to the Bank and all calculations for compliance with the financial covenants will be made using generally accepted accounting practices consistently applied ("GAAP")."

     2.   Section 8.2, is hereby amended as follows:

          Include "plus preferred stock" immediately following the words `Total Stockholders Equity'

          Add the following to the end of the section: "Net losses will not reduce the minimum tangible Net Worth requirement."

     3. Section 8.6, is hereby amended to delete " both measured cumulative year-to-date and annualized" from the definition of the Fixed Charge Coverage Ratio and the definition of "EBITDA" and replace it with "measured quarterly to be calculated on a rolling four quarter basis"

     4. Section 10.2, is hereby amended by adding the following to the end of the section:

          "Company acknowledges that upon the occurrence of an Event of Default, the Reimbursement Bank will not consider waiving the Event of Default unless and until Company complies with all requirements imposed by Bank which shall include but not be limited to the immediate retirement of $1.2MM of the Bonds. Funds for such repayment shall come first from the funds of the Company then held by the Reimbursement Bank, if any, and the balance from additional funds to be provided to the Trustee by the Company promptly upon notice from the Reimbursement Bank to the Company. In addition, any Event of Default will result in an increase to the letter of credit fee from 1 percent of the Stated Amount of the Letter of Credit to 1 1/2 percent of the Stated Amount of the Letter of Credit prorated from the occurrence of the Event of Default until the next August 1st, when the fee is due and continuing for the life of the Letter of Credit."

     5. The Reimbursement Bank's agreement to modify the Reimbursement Agreement is contingent upon Company's compliance with the following conditions:


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          a.   On or before the date of execution of this Amendment, Company shall deliver to Reimbursement Bank a written statement signed by an executive officer of Company certifying that no Events of Default exist as of December 31, 2003 as required by Section 7.1 of the Reimbursement Agreement.

          b. On or before the date of execution of this Amendment, Company shall deliver to Reimbursement Bank an executed Borrowing resolution.

     6. Except as specifically provided herein, all terms and conditions of the Reimbursement Agreement remain in full force and effect, without waiver or modification. All terms defined in the Reimbursement Agreement shall have the same meaning when used in this Agreement. This Amendment and the Reimbursement Agreement shall be read together, as on document.

     IN WITNESS WHEREOF, the parties hereto have caused the Amendment to be executed as of the day and year first written above.


COMPANY:                                    REIMBURSEMENT BANK:

3D SYSTEMS CORPORATION                      WELLS FARGO BANK,
                                            NATIONAL ASSOCIATION
                                            f/k/a Norwest Bank Colorado,
                                            National Association


BY:  /s/ Fred R. Jones                      BY:  /s/ Jean A. Davis
     ---------------------------                 ------------------------------
         Fred R. Jones                               Jean A. Davis
TITLE:   VP & Chief Financial Officer                Loan Officer